                           RPM, INC. AND SUBSIDIARIES
                           --------------------------
               CONSOLIDATED STATEMENTS OF COMPUTATIONS OF EARNINGS
               ---------------------------------------------------
                  PER COMMON SHARE AND COMMON SHARE EQUIVALENTS
                  ---------------------------------------------
                                   (Unaudited)
                                                                    Exhibit 11.1
                    (In thousands, except per share amounts)


                                                          Six Months Ended           Three Months Ended
                                                             November 30,              November 30,
                                                       ----------------------      ----------------------

                                                         2001          2000          2001          2000
                                                       --------      --------      --------      --------


Shares Outstanding
------------------
     For computation of basic earnings per
        common share

            Weighted average shares                     102,266       102,195       102,321       102,114
                                                       --------      --------      --------      --------

            Total shares for basic earnings
                 per share                              102,266       102,195       102,321       102,114

     For computation of diluted earnings
        per common share

            Net issuable common share equivalents           246             9           507             5
                                                       --------      --------      --------      --------

            Total shares for diluted
                  earnings per share                    102,512       102,204       102,828       102,119
                                                       ========      ========      ========      ========

Net Income
----------
     Net income applicable to common shares for
         basic earnings per share                        61,059      $ 45,718        24,490      $ 16,868
                                                       --------      --------      --------      --------

     Net income applicable to common shares for
         diluted earnings                              $ 61,059      $ 45,718      $ 24,490      $ 16,868
                                                       ========      ========      ========      ========



     Basic Earnings Per Common Share                   $   0.60      $   0.45      $   0.24      $   0.17
                                                       ========      ========      ========      ========



     Diluted Earnings Per Common Share                 $   0.60      $   0.45      $   0.24      $   0.17
                                                       ========      ========      ========      ========




The accompanying notes to consolidated financial statements are an integral part of these statements.